Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES NEW VICE PRESIDENT, OPERATIONS

THE WOODLANDS, Texas, October 1, 2018 / PRNewswire / - CSI Compressco LP (“CSI Compressco”) (NASDAQ: CCLP) today announced the appointment of Roy McNiven as Vice President of Operations, effective immediately.  Mr. McNiven most recently served as Vice President of Service and Rentals at Nabors Industries.  Prior to this role, he served for 13 years at Tesco Corporation in various management level roles before its acquisition by Nabors.  Mr. McNiven earned a bachelor degree, as well as an Executive MBA, from Athabasca University in Canada.  He reports to CSI Compressco President, Owen Serjeant, and succeeds C. Brad Benge, who will continue to work for CSI Compressco as an advisor to the President until his retirement in the near future.

“We are excited to have someone with Roy’s wealth of experience in the oil and gas industry and oil field services join our leadership team, and we thank Brad for his immense contributions to CSI Compressco’s growth and success over his 10 years of service and leadership,” said Serjeant.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,700 compressor packages providing approximately 1.1 million in aggregate horsepower, utilizing a full spectrum of low, medium and high horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco’s equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Investor Contact	Media Contact
CSI Compressco LP	TETRA Technologies, Inc.
The Woodlands, Texas	The Woodlands, Texas
Elijio V Serrano	TETRA Media Line:
Chief Financial Officer	+1 281.364.5060
Phone: +1 281-364-5029	media@tetratec.com
www.csicompressco.com	www.csicompressco.com